Agreement

The following agreement is reached by the shareholders of E Energy Service GmbH during the course of the shareholders meeting on 12.01.2007

1.

We resolve to increase capital to € 1.000.000, 00 (in words: one million Euro)

The new issued shares will be divided in such manner that following the increase, ENERTRAG will hold 75.1 % and Dewind Turbines Ltd. shares amount to 24.9%.

The shareholders further conclude to provide the company with a cash injection of a further amount of € 4.000.000, 00 (in words: four million Euro). The shareholders will provide the company with these funds in a tax saving manner.

The provision of the above mentioned cash injection of € 4.000.000, 00 (in words: four million Euro) will be executed proportionally to the shares held by ENERTRAG (75.1%) and DeWind (24.9%).

2.

Previous liabilities of DeWind/ EU Energy Wind Ltd to E Energy Service GmbH up until 31.12.2006 will be reckoned up against the long term loan of DeWind GmbH.

The sum of € 729.000,00 (in words: seven hundred twenty-nine thousand Euro) of the so called Term Sheet Agreement between EU Energy Ltd and ENERTRAG AG in accordance with fig. 1.1.1 of the mentioned Term Sheet Agreement will equally be deducted from the long term loan.

The increase in capital / the provision of cash by DeWind Turbines Ltd. will be financed by a loan of ENERTRAG and secured by the following measures:

-	The „Cuxhaven Prototype D8.1 Turbine“(hereinafter the “Cuxhaven turbine”), including all generated earnings, is to be transferred as security.

-
The parties plan to enter into a licence contract for the D8. Should the parties enter into this European Licence contract for a D8.1/D8 before the arrival of funds from the Cuxhaven turbine, the security of the Cuxhaven turbine will be released. The down payment of the licence contract will be reckoned up against the settlement of the loan.

-	Should the advanced financing loan of ENERTRAG not be returned by 31.03.2007, ENERTRAG will then realise the surety - here the prototype turbine.

3.

ENERTRAG will implement the necessary steps in order to ensure the regular conduct of business of E Energy Service GmbH.

4.

The directors have been instructed by the shareholders to continue service activities for DeWind immediately and to inform the customers of this with a positively formulated letter.

5.

DeWind agrees, as far as possible, to transfer the service contracts which exist between DeWind and its customers to the service company.

6.

It will be permitted for DeWind Turbines Ltd. to repurchase the company shares of 25.1%. For the repurchase of the above mentioned company shares, the value of the purchase price will be determined by the value ENERETRAG is prepared to pay for the remaining 24.9% company share.

7.

The agreement is based on the individual decisions of the supervisory boards (panel) of the individual shareholders, as far as this is internally required for execution of the individual clauses. The shareholders commit themselves, to provide the decision of their panel at the soonest possible time, however no later than 19.01.2007

Lübeck, …………………..	Lübeck, ……………………

ENERTRAG AG	DeWind Turbines Ltd.

/s/ Gerd Kuck	/s/ Jorg Kubitza
Gerd Kück	Jörg Kubitza

/s/ Matthias Konig
Matthias König